EXHIBIT a.2

Articles OF AMENDMENT
TO THE
RESTATED Articles OF INCORPORATION
OF
renaissance capital growth & income fund iii, inc.

(Pursuant to Article 4.04 of the Texas Business Corporation Act)

Renaissance Capital Growth & Income Fund III, Inc. (the “Corporation”), a corporation duly organized and existing under the Texas Business Corporation Act of the State of Texas, as amended (the “TBCA”), does hereby certify that:

Article One

The name of the Corporation is Renaissance Capital Growth & Income Fund III, Inc. and that the Corporation was originally incorporated pursuant to the TBCA on January 20, 1994. The filing number issued to the Corporation by the Secretary of State of the State of Texas is 129856500.

Article Two

     Article One of the Restated Articles of Incorporation of the Corporation shall be revised and amended to read in its entirety as follows:

“ARTICLE ONE

     The name of the corporation (hereinafter called the “Corporation”) is RENN Global Entrepreneurs Fund, Inc.”

Article Three

The amendment to the Restated Articles of Incorporation has been approved in the manner required by the TBCA and by the constituent documents of the Corporation.

Dated: May 15, 2009

[Remainder of Page Intentionally Blank]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed by its President and Chief Executive Officer as of the date first set forth above.

RENAISSANCE CAPITAL GROWTH & INCOME FUND III, INC.

/s/ Russsell Cleveland
BY:	Russsell Cleveland
President and Chief Executive Officer